                                                                   EXHIBIT 12.1

                              FRD ACQUISITION CO.

          COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES (NOTE A)
                            (DOLLARS IN THOUSANDS)
                                  (UNAUDITED)

                                               PREDECESSOR                                      PRO FORMA
                         -------------------------------------------------------------  -------------------------
                                                                       THREE MONTHS                  THREE MONTHS
                             FISCAL YEAR ENDED DECEMBER(B),           ENDED MARCH(C),    YEAR ENDED     ENDED
                         -------------------------------------------  ----------------  DECEMBER 31,  MARCH 31,
                          1991     1992     1993    1994(B)  1995(C)   1995     1996        1995         1996
Earnings (loss) before
 income taxes........... $17,883  $18,634  $25,928  $20,139  $11,394   $1,582  $   794    $ 3,775       $ (570)
Add:
 Interest
  expense (d)(e)........   4,601    4,852    4,594    6,934   16,515    2,750    3,931     29,333        7,249
                         -------  -------  -------  -------  -------  -------  -------    -------       ------
Earnings available for
 fixed charges.......... $22,484  $23,486  $30,522  $27,073  $27,909   $4,332  $ 4,725    $33,108       $6,679
                         =======  =======  =======  =======  =======  =======  =======    =======       ======
Fixed Charges:
 Interest
  expense (d)(e)........ $ 4,601  $ 4,852  $ 4,594  $ 6,934  $16,515  $ 2,750  $ 3,931    $29,333       $7,249
                         =======  =======  =======  =======  =======  =======  =======    =======       ======
Ratio of earnings to
 fixed charges..........     4.9x     4.8x     6.6x     3.9x     1.7x     1.6x     1.2x       1.1x            (f)
                         =======  =======  =======  =======  =======  =======  =======    =======       ======

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(a) The table above sets forth the ratio of earnings to fixed charges for the
    Company on a historical and pro forma basis which, for accounting purposes only, upon consummation of the Acquisition, is considered the Predecessor entity to the Company.

(b) The Company's five most recently completed fiscal years ended on December 30, 1991, December 28, 1992, December 26, 1993, December 25, 1994 and
    December 31, 1995.

(c) The Company's two most recently completed fiscal quarters ended on March 26, 1995 and March 31, 1996.

(d) The Company does not capitalize interest as the amounts are not considered material to the Company's overall financial position.

(e) Interest expense includes the interest portion of rentals.

(f) On a pro forma basis for the three months ended March 31, 1996, earnings were insufficient to cover fixed charges by $570,000.